Exhibit 10.14

HOST HOTELS & RESORTS, INC.

2019 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN

Effective July 17, 2019

1.

Purpose. The purpose of this Host Hotels & Resorts, Inc. 2019 Non-Employee Director Incentive Plan (the “Plan”) is to promote the interests of Host Hotels & Resorts, Inc. (the “Company”) and its shareholders by providing flexibility to the Company in its ability to attract and retain highly qualified independent directors.

2.

Administration. The Plan shall be administered by the Company’s Board of Directors (the “Board”) or a committee designated by the Board. The Board shall have sole authority to construe the Plan, to determine all questions arising under the Plan, to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable, and otherwise to carry out the terms of the Plan. The interpretation and construction by the Board of any provisions of the Plan or of any award granted under the Plan shall be final.

3.

Eligible Directors. Each member of the Board who is not an employee of the Company or of any parent or subsidiary of the Company (each, an “Eligible Director”) shall be eligible to receive awards under the Plan.

4.

Awards. Each Eligible Director shall be eligible to receive awards under the Plan as determined by the Board in its discretion. To the extent permitted by the Board, an Eligible Director may elect to receive an award granted under the Plan in the form of cash or in vested shares of the Company’s common stock (the “Common Stock”), or a combination thereof. Such elections shall be made in accordance with procedures adopted by the Board. For purposes of the Plan and any elections or awards made hereunder, “Fair Market Value” shall mean, as of any given date, the value of a share of Common Stock determined based on the closing sales price for a share of Common Stock for such date as quoted on the established stock exchange or market system on which the Common Stock is listed or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Board deems reliable.

5.

Common Stock Subject to the Plan. The aggregate number of shares that may be issued under the Plan shall not exceed 14,478 shares of Common Stock (the “Reserve”). Shares of Common Stock will only be issued from the Reserve in the event an Eligible Director elects to receive an award granted under the Plan in the form of vested shares of Common Stock in lieu of cash compensation. The type and number of securities subject to the Reserve shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or any other increase or decrease in the number of such shares of Common Stock effected without the receipt of consideration by the Company. Any such adjustment shall be made by the Board, whose determination shall be final, binding and conclusive. All shares issued under the Plan

Exhibit 10.14

may be either authorized and unissued shares or issued shares reacquired by the Company or shares held in trust for issuance under the Plan.
6.

Taxes. Each Eligible Director granted an award under the Plan is ultimately liable and responsible for all taxes owed in connection with such award. The Company makes no representation or undertaking regarding the taxation associated with awards granted under the Plan.  The Company does not commit and is under no obligation to structure awards under the Plan to reduce or eliminate an Eligible Director’s tax liability.

7.

Rights as Stockholder. An Eligible Director shall have none of the rights of a stockholder with respect to shares of Common Stock covered by an award granted under the Plan until the Eligible Director becomes the record owner of such shares of Common Stock.

8.	No Individual Rights. No provision of the Plan or any award granted under the Plan shall confer or be deemed to confer on any Eligible Director any right to serve or continue to serve on the Board.

9.

Stock Ownership Limits.  Notwithstanding any other provision to the contrary, an Eligible Director shall not be eligible to participate in the Plan and shall cease to be a participant in the Plan, to the extent such Eligible Director was a participant in the Plan immediately before the application of this Section 9, if the participation of such Eligible Director would violate the ownership limits set forth in Article VIII of the Host Hotels & Resorts, Inc. Composite Charter.

10.

Amendment and Term of the Plan. The Plan may be amended, modified or terminated by the Board at any time in its sole discretion. The Plan shall remain in effect until it is revised or rescinded by further action of the Board.

11.	Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof.
12.

Compliance with Laws. The Plan and awards granted under the Plan, including the issuance and delivery of shares of Common Stock and the payment of cash under the Plan, are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and awards granted under the Plan shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

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